UNSECURED TERM LOAN
PROMISSORY NOTE

$290,000,000.00	February 15, 2013

Section 1.  Promise to Pay.  For and in consideration of value received, the undersigned, Kronos Worldwide, Inc., a corporation duly organized under the laws of the state of Delaware ("Borrower"), promises to pay, in lawful money of the United States of America,  to the order of Contran Corporation, a corporation duly organized under the laws of the state of Delaware ("Contran"), (as applicable, Contran or such holder shall be referred to as the “Noteholder”), the principal sum of TWO HUNDRED NINETY-MILLION and NO/100ths United States Dollars ($290,000,000.00) or such lesser amount as shall equal the unpaid principal amount of the loan made by the Noteholder to Borrower together with interest on the unpaid principal balance from time to time pursuant to the terms of this Unsecured Term Loan Promissory Note, as it may be amended from time to time (this “Note”).  This Note shall be unsecured and will bear interest on the terms set forth in Section 5 of this Note.  Capitalized terms not otherwise defined shall have the meanings given to such terms in Section 17 of this Note.

Section 2.  Place of Payment.  All payments will be made at Noteholder’s address at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas   75240-2697, Attention:  Treasurer, or such other place as the Noteholder may from time to time appoint in writing.

Section 3.  Payments.  All payments on this Note shall be applied first to accrued and unpaid interest, next to accrued interest not yet payable and then to principal.  If any payment of principal or interest on this Note shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and the payment shall be the amount owed on the original payment date.

(a)
Principal Payments.  The Borrower shall repay the aggregate outstanding principal amount of this Note in 21 consecutive quarterly installments of $5.0 million on the last Business Day of each of March, June, September and December commencing March 31, 2013 and any remaining outstanding principal will be repaid on the Final Payment Date.

(b)
Interest Payments.   Prior to the Final Payment Date, any unpaid and accrued interest on an unpaid principal balance shall be paid in arrears quarterly on the last day of each March, June, September and December, commencing March 31, 2013.

(c)
Prepayments.  The principal balance of this Note may be prepaid in part or in full at any time without penalty.  Such principal prepayments shall be applied to the remaining principal installments in Subsection 3(a), if any, in the direct order of maturity.

(d)
Mandatory Principal Prepayments.  So long as this Note remains outstanding, the Borrower shall be required to make mandatory principal payments from the cash received from the following events as described below:

(i)	100% of the net cash proceeds from the issuance or incurrence of secured debt by the Borrower;

(ii)	50% of the net cash proceeds from any issuance of equity securities or from any capital contribution to the Borrower.

(iii)
100% of the net cash proceeds of all asset sales, insurance and condemnation recoveries and other asset dispositions by the Borrower in excess of $20 million, unless such proceeds are reinvested within 365 days of  the disposition in similar assets as the disposed assets; and

(iv)
notwithstanding Subsections (3)(d)(i) through (3)(d)(iii) above, any such mandatory principal prepayments will be subordinated to the rights of the lenders participating in (i) the Secured Term Loan B, as long as such Secured Term Loan B is outstanding, and (ii) any secured revolving credit facility secured by assets of the Borrower or its consolidated subsidiaries, as long as such asset based revolving credit facility is outstanding.

All such mandatory prepayments shall be applied to the remaining principal installments in Subsection 3(a), if any, in direct order of maturity.

Section 3.  Borrowings.  Prior to the Final Payment Date, Noteholder expressly authorizes Borrower to borrow under this Note in increments of $100,000 so long as:

•	the aggregate outstanding principal balance does not exceed an amount equal to $290 million, less the aggregate principal repayments made by Borrower to Noteholder pursuant to Section 3 ; and
•	no Event of Default has occurred and is continuing.

Notwithstanding anything else in this Note to the contrary, in no event will the Noteholder be required to lend money to Borrower under this Note in an amount in excess of $190,000,000, and any loans under this Note in excess of $190,000,000 shall be at the sole and absolute discretion of the Noteholder.

Section 5.  Interest.  The unpaid principal balance of this Note (exclusive of any past due principal) shall bear interest, at the Borrower’s option, at (i) a rate per annum equal to the Base Rate plus four and one eighth percent (4.125%), or (ii) a 1, 2, 3, 6 or 12 month LIBOR Rate plus five and one eighth percent (5.125%), The LIBOR Rate will be fixed for such period chosen by the Borrower; provided that, until such time as the Secured Term Loan B has been fully repaid, and the European Facility Agreement has been amended on terms satisfactory to the Noteholder, the Borrower may not elect to borrow under any LIBOR Rate options.   Notwithstanding anything else in this Note to the contrary, until June 14, 2013, the unpaid principal balance of this Note shall bear interest at an interest rate not less than the “effective yield” of the Secured Term Loan B (as such “effective yield” is defined in Section 2.4(c) of the Secured Term Loan B Credit Agreement).  In the event that an Event of Default occurs and is continuing, all past due principal owed under this Note will bear interest at rate per annum equal to two percent (2.00%) above the then existing Base Rate and LIBOR Rate margins from the Event of Default until such time as the Event of Default is cured.  Accrued interest on the unpaid principal of this Note shall be computed on the basis of a 365- or 366-day year for actual days (including the first, but excluding the last day) elapsed for Base Rate loans, and a 360-day year for LIBOR Rate loans, but in no event shall such computation result in an amount of accrued interest that would exceed accrued interest on the unpaid principal balance during the same period at the Maximum Rate.  Notwithstanding anything to the contrary, this Note is expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to the Noteholder as interest on the unpaid principal amount exceed the Maximum Rate.  If, from any circumstances whatsoever, the Noteholder shall ever receive as interest an amount that would exceed the Maximum Rate, such amount that would be excessive interest shall be applied to the reduction of the unpaid principal balance and not to the payment of interest, and if the principal amount of this Note is paid in full, any remaining excess shall be paid to Borrower, and in such event, the Noteholder shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the highest lawful rate permissible under applicable law.  All sums paid or agreed to be paid to Noteholder for the use, forbearance or detention of the indebtedness of the Borrower to Noteholder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full of the principal (including the period of any renewal or extension thereof) so that the interest on account of such indebtedness shall not exceed the Maximum Rate.  If at any time the Contract Rate is limited to the Maximum Rate, any subsequent reductions in the Contract Rate shall not reduce the rate of interest on this Note below the Maximum Rate until the total amount of interest accrued equals the amount of interest that would have accrued if the Contract Rate had at all times been in effect.  In the event that, upon demand or acceleration of this Note or at final payment of this Note, the total amount of interest paid or accrued on this Note is less than the amount of interest that would have accrued if the Contract Rate had at all times been in effect with respect thereto, then at such time, to the extent permitted by law, in addition to the principal and any other amounts Borrower owes to the Noteholder, the Borrower shall pay to the Noteholder an amount equal to the difference between:  (i) the lesser of the amount of interest that would have accrued if the Contract Rate had at all times been in effect or the amount of interest that would have accrued if the Maximum Rate had at all times been in effect; and (ii) the amount of interest actually paid on this Note.

Section 5.  Interest Premium.  In the event that the Borrower’s Consolidated Total Leverage Ratio (as defined in the Secured Term Loan B Credit Agreement at the end of any fiscal quarter, calculated using the previous four quarters,(i) is less than 4.5:1.0, but greater than 3.5:1.0, then (x) all outstanding LIBOR Rate loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then otherwise applicable to LIBOR Rate loans and (y) all outstanding Base Rate loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then otherwise applicable to Base Rate loans or (ii) is equal to or greater than 4.5:1.0, then (x) all outstanding LIBOR Rate loans shall bear interest at a rate per annum of three percent (3%) in excess of the rate then otherwise applicable to LIBOR Rate loans and (y) all outstanding Base Rate loans shall bear interest at a rate per annum equal to three percent (3%) in excess of the rate then otherwise applicable to Base Rate loans.  If the Borrower’s Consolidated Total Leverage Ratio at the end of any subsequent fiscal quarter is below 3.5:1.0, the aforementioned two percent (2%) or three percent (3%) interest premium, as applicable, shall cease.  The provisions of this Section 6 shall survive the termination of the Secured Term Loan B Credit Agreement,

Section 7.  Negative Covenants.  The Borrower shall comply with, perform under and observe all of the negative covenants contained in Article VII of the Secured Term Loan B Credit Agreement (other than the financial covenant contained in Section 7.14 therein).  The provisions of this Section 7 shall survive the termination of the Secured Term Loan B Credit Agreement.

Section 8.  Remedy.  Upon the occurrence and during the continuation of an Event of Default, the Noteholder shall have all of the rights and remedies provided in the applicable Uniform Commercial Code, this Note or any other agreement among Borrower and in favor of the Noteholder, as well as those rights and remedies provided by any other applicable law, rule or regulation.  In conjunction with and in addition to the foregoing rights and remedies of the Noteholder, the Noteholder may declare all indebtedness due under this Note, although otherwise unmatured, to be due and payable immediately without notice or demand whatsoever.  All rights and remedies of the Noteholder are cumulative and may be exercised singly or concurrently.  The failure to exercise any right or remedy will not be a waiver of such right or remedy.

Section 9.  Right of Offset.  The Noteholder shall have the right of offset against amounts that may be due by the Noteholder now or in the future to Borrower against amounts due under this Note.

Section 10.  Record of Outstanding Indebtedness.  The date and amount of each repayment of principal outstanding under this Note or interest thereon shall be recorded by Noteholder in its records.  The principal balance outstanding and all accrued or accruing interest owed under this Note as recorded by Noteholder in its records shall be the best evidence of the principal balance outstanding and all accrued or accruing interest owed under this Note; provided that the failure of Noteholder to so record or any error in so recording or computing any such amount owed shall not limit or otherwise affect the obligations of the Borrower under this Note to repay the principal balance outstanding and all accrued or accruing interest.

Section 11.  Waiver.  Borrower and each surety, endorser, guarantor, and other party now or subsequently liable for payment of this Note, severally waive demand, presentment for payment, notice of nonpayment, notice of dishonor, protest, notice of protest, notice of the intention to accelerate, notice of acceleration, diligence in collecting or bringing suit against any party liable on this Note, and further agree to any and all extensions, renewals, modifications, partial payments, substitutions of evidence of indebtedness, and the taking or release of any collateral with or without notice before or after demand by the Noteholder for payment under this Note.

Section 12.  Costs and Attorneys’ Fees.  In the event the Noteholder incurs costs in collecting on this Note, this Note is placed in the hands of any attorney for collection, suit is filed on this Note or if proceedings are had in bankruptcy, receivership, reorganization, or other legal or judicial proceedings for the collection of this Note, Borrower and any guarantor jointly and severally agree to pay on demand to the Noteholder all expenses and costs of collection, including, but not limited to, reasonable attorneys’ fees incurred in connection with any such collection, suit, or proceeding, in addition to the principal and interest then due.

Section 13.  Time of Essence.  Time is of the essence with respect to all of Borrower’s obligations and agreements under this Note.

Section 14.  Jurisdiction and Venue.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS.  BORROWER CONSENTS TO JURISDICTION IN THE COURTS LOCATED IN DALLAS, TEXAS

Section 15.  Notice.  Any notice or demand required by this Note shall be deemed to have been given and received on the earlier of (i) when the notice or demand is actually received by the recipient or (ii) 72 hours after the notice is deposited in the United States mail, certified or registered, with postage prepaid, and addressed to the recipient.  The address for giving notice or demand under this Note (i) to the Noteholder shall be the place of payment specified in Section 2 or such other place as the Noteholder may specify in writing to the Borrower and (ii) to Borrower shall be the address below the Borrower’s signature or such other place as the Borrower may specify in writing to the Noteholder.

Section 16.  Successors and Assigns.  All of the covenants, obligations, promises and agreements contained in this Note made by Borrower shall be binding upon its successors and permitted assigns, as applicable.  Notwithstanding the foregoing, Borrower shall not assign this Note or its performance under this Note without the prior written consent of the Noteholder.

Section 17.  Definitions.  For purposes of this Note, the following terms shall have the following meanings:

(a) “Base Rate” means, at any time, the highest of (a) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (b) the prime commercial lending rate of Wells Fargo Bank, National Association, as established from time to time at its principal U.S. office (which such rate is an index or base rate and will not necessarily be its lowest or best rate charged to its customers or other banks) and (c) the daily LIBOR for a one month Interest Period (as defined below) plus the difference between the Applicable Margin for LIBOR Rate loans and the Applicable Margin for Base Rate loans (which, for purposes of this clause (c), shall in no event exceed 1.0%).

(b) “Contract Rate” means the amount of any interest (including fees, charges or expenses or any other amounts that, under applicable law, are deemed interest) contracted for, charged or received by or for the account of Noteholder.

(c) “European Facility Agreement” shall mean the €120 million Facility Agreement dated June 25, 2002, as amended, among Kronos Titan GmbH et al, as Borrowers, and Deutsche Bank Luxembourg S.A., as Agent.

(d) “Event of Default” wherever used herein, means any one of the following events:

    (i)           the Borrower fails to pay any amount on this Note when due (whether at maturity, by reason of acceleration or otherwise).

    (ii)           the Borrower shall default in the compliance, performance or observance of the covenants contained in Section 7 of this Note, and such breach or failure to perform shall continue for a period of fifteen days after notice thereof shall have been given to the Borrower by the Noteholder;

    (iii)           the Borrower otherwise fails to perform or observe any other provision contained in this Note and such breach or failure to perform shall continue for a period of thirty days after notice thereof shall have been given to the Borrower by the Noteholder;

    (iv)           an event of default shall have occurred and be continuing under the Secured Term Loan B Credit Agreement.

    (v)           the Borrower fails to pay any amount due on any of its indebtedness in excess of $10 million after any such payment otherwise becomes due.

    (vi)           a case shall be commenced against Borrower, or Borrower shall file a petition commencing a case, under any provision of the Federal Bankruptcy Code of 1978, as amended, or shall seek relief under any provision of any other bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or shall consent to the filing of any petition against it under such law, or Borrower shall make an assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver, trustee or liquidator of Borrower or all or any part of its property; or

    (vii)           an event occurs that, with notice or lapse of time, or both, would become any of the foregoing Events of Default.

(e)  “Final Payment Date” shall mean the earlier of:

•	June 18, 2018; or
•	acceleration as provided herein.

(f)  “LIBOR Rate” means the London Interbank Offered Rate per annum determined by the Noteholder based on rates provided by Bloomberg, but in no event less than 1.00%:

(g)  “Maximum Rate” shall mean the highest lawful rate permissible under applicable law for the use, forbearance or detention of money.

(h)  “Secured Term Loan B” shall mean the loan or loans borrowed under the Secured Term Loan B Credit Agreement.

(i)  “Secured Term Loan B Credit Agreement” shall mean the $400,000,000 Credit Agreement dated as of June 13, 2012, by and among Kronos Worldwide, Inc., as Borrower, the Lenders referred to therein, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent, and Wells Fargo Securities, LLC, as Sole Lead Arranger and Sole Book Manager.

BORROWER:

Kronos Worldwide, Inc.

By:	/s/John A. St. Wrba
John A. St. Wrba
Vice President and Treasurer

5430 LBJ Freeway, Suite 1700
 Dallas, Texas   75240-2697